NEWS RELEASE                           HCB Bancshares, Inc.
                                       Contact: Cameron McKeel
                                       Phone: (870) 836-6841
                                       Fax: (870) 836-0433


                        FOR IMMEDIATE RELEASE
                        ---------------------

           CAMERON McKEEL PRESIDENT AND CEO OF HEARTLAND
                 LAMPKIN TO SERVE AS CHAIRMAN

    Three Senior Vice Presidents and Two Vice Presidents Named
    ----------------------------------------------------------


     CAMDEN, ARKANSAS (December 16, 1999)   The Board of
Directors has elected Cameron McKeel to the position of President and CEO of HEARTLAND Community Bank and its parent company, HCB Bancshares, Inc. Vida H. Lampkin will continue to serve as Chairman of the Board.

     Officers promoted to bank and holding company positions were Paula Bergstrom, Senior Vice President - Administration and Scott A. Swain, Senior Vice President and Chief Financial Officer. Officers promoted to HEARTLAND Community Bank positions were Ernie Upton, Senior Vice President - Technology, Linda Felton, Vice President - Training, and Glenda Wilkins, Vice President - Human Resources.

     Lampkin has served HEARTLAND for forty-one years in various positions, most recently as Chairman of the Board, President and CEO. She is a graduate of Bish Mathis Institute in Monroe, Louisiana. Lampkin serves as Chairman of the Arkansas League of Savings Institutions, a member of the Governmental Affairs Council of America's Community Bankers, and has served as President and Board Member of the Camden Area Chamber of Commerce. She has been involved with the Economic Development Strategic Planning Focus Group, Arkansas Community of Excellence Committee for Camden, the Great Camden Clean-up, American Cancer Society Relay for Life, and the March of Dimes Walk America.

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     McKeel has thirty-nine years of banking experience and
served HEARTLAND Community Bank for the past three years as Executive Vice President and member of the Board of Directors. Prior to that, he served as Executive Vice President, Cashier, and Controller with Arkansas State Bank in Clarksville, Arkansas. He is a graduate of Oklahoma State University, Stillwater, Oklahoma; School for Bank Administration, Madison, Wisconsin, Oklahoma Intermediate School of Banking, Stillwater, Oklahoma; and the Graduate School of Banking, Madison, Wisconsin.

     McKeel serves as President of Ouachita Area United Way and as an Examiner for the Arkansas Quality Award Program.

     Bergstrom has served HEARTLAND for twenty-four years in a variety of positions, most recently as Vice President - Administration and Corporate Secretary for HEARTLAND Community Bank and HCB Bancshares, Inc. She attended Ouachita Baptist University in Arkadelphia, Arkansas. She is a member of Cullendale First Baptist Church, Camden Fairview High School PTO, Fairview Racquet Club, and a lifetime member of Whiteside Elementary School PTA. She currently serves as secretary of the Camden Fairview High School PTO.

     Swain has served as Vice President and Chief Financial of HEARTLAND since February 1999 and brings over fifteen years of banking and financial experience to HEARTLAND. His previous experience includes serving as Vice President, Chief Financial Officer, and Compliance Officer for Northwest Federal Savings Bank in Spencer, Iowa.

     Swain is a graduate of Iowa State University in Ames, Iowa with a Bachelors Degree in Finance. Swain is a past member of the Spencer Jaycees, Kiwanis Club, and the Board of Directors of the Spencer Golf and Country Club.

     Upton came to HEARTLAND in 1998 as Vice President - Technology and has thirty-eight years of banking and computer experience. Prior to that, he served as Senior Vice President and Regional Manager of the Arkansas and Oklahoma area of Data Center Incorporated (DCI).

     Upton is a graduate of Southern Nazarene University in Bethany, Oklahoma and Oklahoma City University, Oklahoma City,
Oklahoma.  He is a member of Joplin, Arkansas United Methodist
Church and serves on the Finance Committee.

     Felton has served HEARTLAND as Director of Training for the past two years and has nineteen years of banking experience. Her previous experience includes serving as Branch Manager and Consumer Loan Officer with First Commercial Bank in Little Rock, Arkansas.

     Felton ia a graduate of Bryant High School and has completed professional coursework including AIB General Banking Diploma, Little Rock, Arkansas, ABA Management School, Fayetteville, Arkansas, ABA General Banking School, Conway, Arkansas and ABA Lending School, Jonesboro, Arkansas. She is scheduled to graduate from the Graduate School of Banking, University of Colorado in Boulder, Colorado.

     She serves as Arkansas State President of Financial Women
International, faculty member of the American Institute of Banking, member of Bryant Chamber of Commerce Ambassador
Committee and member of Indian Springs Baptist Church.

     Wilkins has twenty-three years of banking and administrative experience and has served HEARTLAND as Director of Human Resources for the past three years. Prior to that, she served as Director of Human Resources with Boatmen's National Bank of Hot Springs. She participated in the Camden March of Dimes Annual Walk-a-thon and the American Cancer Society Relay

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for Life.  She has been a member and served as Instructor with the American Institute of Banking, a member of the American Cancer Society, Special Olympics, Red Cross First Aid/Adult CPR Instructor, Greater Hot Springs Chamber of Commerce Education Committee, American Heart Association, and a volunteers or the Museum of Hot Springs.

     HEARTLAND Community Bank is a $280 million group of community banking offices headquartered in Camden. Other
HEARTLAND offices are in Bryant, Fordyce, Monticello, and Sheridan.